DIREXION FUNDS
INVESTOR CLASS
DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Funds Investor Class Distribution Plan shall be as follows:

Direxion Monthly Developed Markets Bull 2X Fund	Direxion Monthly Developed Markets Bear 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund	Direxion Monthly Emerging Markets Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund	Direxion Monthly NASDAQ-100® Bear 2X Fund
Direxion Monthly S&P 500 Bull 2X Fund	Direxion Monthly S&P 500 Bear 2X Fund
Direxion Monthly Small Cap Bull 2X Fund	Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly 10 Year Note Bull 2X Fund	Direxion Monthly 10 Year Note Bear 2X Fund
Direxion Monthly Latin America Bull 2X Fund	HY Bear Fund
Direxion Monthly Commodity Bull 2X Fund	Dynamic HY Bond Fund
Direxion Monthly China Bull 2X Fund	Financial Trends Strategy Fund
Commodity Trends Strategy Fund	Direxion/Wilshire Dynamic Fund
Direxion Long/Short Global IPO Fund
Evolution All-Cap Equity Fund
Evolution Managed Bond Fund	PSI Core Strength Fund
Evolution Market Leaders Fund	PSI Macro Trends Fund
Evolution Alternative Investment Fund	PSI Total Return Fund

Up to 1.00% of the average daily net assets

Last revised November 23, 2009